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                     September 24, 2020

       David Matthews
       Chief Financial Officer
       Ardagh Group S.A.
       56, rue Charles Martel
       L-2134 Luxembourg, Luxembourg

                                                        Re: Ardagh Group S.A.
                                                            Form 20-F for the
Year Ended December 31, 2019
                                                            Form 6-K furnished
July 23, 2020
                                                            File No. 001-38032

       Dear Mr. Matthews:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing